Exhibit 21.1

DocGo Inc. Subsidiaries

Following the Consummation of the Business Combination

100% Owned Subsidiaries		50% Owned Subsidiaries
1.	Ambulnz, Inc.	1.	Ambulnz CO, LLC
2.	Ambulnz Holdings, LLC	2.	Ambulnz NJ-PA, LLC
3.	Ambulnz AL, LLC	3.	Ambulnz NJ, LLC
4.	Ambulnz GA, LLC	4.	Ambulnz PA, LLC
5.	Ambulnz Health, LLC	5.	Ambulnz-PA WC, LLC
6.	Ambulnz NY 2, LLC	6.	Ambulnz-FMC North America LLC
7.	Ambulnz NY 5, LLC	7.	AF NJ, LLC
8.	Ambulnz NY, LLC	8.	AF NJ LNZ, LLC
9.	Ambulnz RE 1, LLC	9.	AF PR, LLC
10.	Ambulnz TN, LLC	10.	AF PR Ambulnz, LLC
11.	Dara Technologies, LLC	11.	Ambulnz TX, LLC
12.	Dara Development OU	12.	EMS DIRECT, LLC
13.	First Responder Services, LLC	13.	AF TX LTE, LLC
14.	MedResponse CA, LLC	14.	Ambulnz-FMC AL, LLC
15.	Rapid Reliable Testing, LLC	15.	AF AL LNZ LLC
16.	Rapid Reliable Testing NY, LLC	16.	Ambulnz-FMC MI LLC
17.	Rapid Reliable Testing CA, LLC	17.	AF MI LNZ, LLC
18.	Rapid Reliable Testing FL, LLC	18.	Ambulnz-FMC MO LLC
19.	Medresponse, LLC	19.	AF MO LNZ, LLC
20.	Ambulnz UK, LLC	20.	Ambulnz-FMC NY, LLC
21.	AZ Ambulette, LLC	21.	Ambulnz-FMC OH LLC
22.	Ambulnz NY 3, LLC	22.	AF OH LNZ LLC
23.	Medresponse Inc.	23.	Ambulnz-FMC TN, LLC
24.	Ambulnz UK LTD	24.	AF TN LNZ, LLC
25.	Ambulnz Community Partners Ltd	25.	AF TN LTE, LLC
26.	Manchester Medical Services, Ltd.	26.	AF GA LLC
27.	National Providers Association, LLC	27.	AF GA LNZ, LLC
		28.	AF IN LLC
		29.	AF IN LNZ, LLC
		30.	AF IL LLC
		31.	AF IL LNZ LLC
		32.	AF Penn, LLC
		33.	AF WI LNZ, LLC
		34.	AF WI, LLC
		35.	Healthworx LLC
		36.	AF MD LLC